EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), effective as of March 1, 2012 (the “Effective Date”), by and between Forward Industries, Inc.,  having its principal place of business at 3110 Main Street, Suite 400, Santa Monica, California 90405 (the “Company”) and Robert Garrett, Jr. (“Executive”, and the Company and the Executive collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, Executive, as Manager of RGJR Capital Partners LLC, has served as a consultant to the Company pursuant to a Consulting Agreement dated October 26, 2011, which Consulting Agreement terminated effective February 29, 2012; and

WHEREAS, the Company desires, from and after the Effective Date, to hire Executive and to employ him as Co-Chief Executive Officer (“Co-CEO”) of the Company, and the Parties desire to enter into this Agreement embodying the terms of such employment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.         Title and Job Duties.

(a)          Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as Co-CEO of the Company.  In this capacity, Executive shall have the duties, authorities and responsibilities commensurate with those of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Board of Directors of the Company (the “Board”) shall designate from time to time that are not inconsistent with the Executive’s position.  Executive shall report to the Board.

(b)          Executive accepts such employment and agrees, during the term of his employment, to devote his full business and professional time and energy to the Company.  Executive agrees to carry out and abide by all lawful directions of the Board that are consistent with his position as Co-CEO.

(c)          Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Board, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit and/or profit organizations with the prior written approval of the Board, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing Executive’s passive personal investments so long as such activities in the aggregate do not materially interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.  Attached as Exhibit C hereto is a list of the companies the Board approves of the Executive being an investor and/or board member.

(d)          Executive may own passive investments in Competing Businesses, defined below, (including, but not limited to, indirect investments through mutual funds), provided the securities of the Competing Business are publicly traded and Executive does not own or control more than one percent (1%) of the outstanding voting rights or equity of the Competing Business.  “Competing Business” means any corporation, partnership, limited liability company, university, government agency or other entity or person (other than the Company) which is engaged in the development, manufacture, marketing, distribution or sale of, or research directed to carry and protective solutions, primarily for hand held electronic devices including soft-sided carrying cases and other accessories for medical products and diagnostic kits, bar code scanners, GPS, cellular telephones, firearms, sporting and other recreational products and cases and accessories for smart-phones, tablets, portable computers and other electronic devices.

2.          Salary and Additional Compensation.

(a)          Base Salary.  The Company shall pay to Executive an annual base salary of $250,000 (the “Base Salary”), less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures for period beginning March 1, 2012.

(b)           Signing Bonus.  The Company shall pay to Executive a bonus of $9,167 within thirty (30) days of the full execution of this Agreement.  Such bonus shall be paid less applicable withholdings and deductions.

(c)           First and Second Year Bonuses.  During the first year of employment, the Company shall pay Executive a minimum cash bonus of $50,000, which amount shall be paid in four equal installments, each to be paid within thirty (30) days following: May 31, 2012, August 31, 2012, November 30, 2012 and February 28, 2013, less applicable withholdings and deductions. During the second year of employment, the Company will consider Executive for a target bonus of $50,000, which shall be awarded at the sole discretion of the Board.  The Board may approve a bonus greater than the minimum amount in the first year of employment, and less than or greater than the target amount in the second year of employment, at its sole discretion to be paid at the end of the Company’s fiscal year, in a combination of cash, restricted stock, restricted stock units and/or other equity, the combination and vesting of which shall be consistent with the Company’s policies applicable to senior executives of the Company at the time of payment.  Such bonus shall be paid less applicable withholdings and deductions.

(d)          Bonus.  Executive shall be eligible for a bonus each year at the discretion of the Board which bonus shall be paid in a combination of cash, restricted stock, restricted stock units and/or other equity, the combination and vesting of which shall be consistent with the Company’s policies applicable to senior executives of the Company at the time of payment.  Such bonus shall be paid less applicable withholdings and deductions.

(e)           Car Allowance.  The Company shall pay to Executive a car allowance of $770 per month, less applicable withholdings and deductions.

(f)           Stock Options.  Promptly following the full execution of this Agreement, the Company shall grant (the “Grant Date”) to Executive an option to purchase 140,000 shares of Company common stock (“Options”) under the Company’s 2011 Long Term Incentive Plan (the “Plan”), pursuant to the terms and conditions of the Plan, this Agreement and the stock option award agreement, all of which Options shall be granted at an exercise price equal to the greater of the Fair Market Value (as such term is defined in the Plan) per share on the date of the grant or (i) $3.00 per share for the first 100,000 Options, and (ii) $3.77 per share for the next 40,000.  66,666 of the Options shall vest on the first anniversary of the Grant Date, 66,666 shall vest on the second anniversary of the Grant Date and the remainder shall vest on the third anniversary of the Grant Date. As soon as permitted under the terms of the Plan, but no later than October 1, 2012, Executive shall be granted options to purchase an additional 60,000 shares of Company common stock (also “Options”) with an exercise price equal to the greater of the Fair Market Value per share on the date of the grant or $3.77 per share for the first 10,000 Options and $5.31 per share for the final 50,000 Options. The 60,000 Options described in the preceding sentence shall vest on the third anniversary of the Grant Date.

3.         Expenses.  In accordance with Company policy, the Company shall reimburse Executive for all reasonable business expenses, including but not limited to reimbursement for Executive’s cell phone and home internet bills properly and reasonably incurred and paid by Executive in the performance of his duties under this Agreement upon his presentment and proper approval of detailed receipts in the form required by the Company’s policy.   Beginning April 1, 2012, for so long as the Company does not have office space available in the New York metropolitan area, the Company shall pay for the reasonable costs associated with renting a single office space in New York City, in a rental amount that shall not exceed $2,000 per month, plus other reasonable costs, including but not limited to a phone line and office supplies.

4.         Benefits.

(a)           Vacation.  Executive shall be entitled to fifteen (15) days vacation in accordance with the Company’s standard vacation policy extended to senior executives of the Company generally, at levels commensurate with Executive’s position.

 (b)           Health Insurance and Other Plans.  Executive shall be eligible to participate in the Company’s medical, dental, and other employee benefit programs, if any, that are provided by the Company for its employees and their families generally, in accordance with the provisions of any such plans, as the same may be in effect from time to time.

5.        Term.  The terms set forth in this Agreement will commence on the Effective Date and shall remain in effect for one (1) year (the “Term”) unless earlier terminated as otherwise provided in Section 6 below.  The Term shall automatically renew for additional one (1) year periods (also, the “Term”), unless either of the Parties gives written notice to the other of non-renewal ninety (90) days or more prior to the expiration of the Term, or upon the occurrence of any of the events set forth in Section 6.

6.         Termination.

(a)          Termination at the Company’s Election.

(i)             For Cause.  At the election of the Board, Executive’s employment may be terminated for Cause (as defined below) upon written notice to Executive pursuant to Section 12 of this Agreement.  For purposes of this Agreement, “Cause” for termination shall mean that Executive: (A) pleads “guilty” or “no contest” to or is indicted for or convicted of a felony under federal or state law or a crime under federal or state law which involves Executive’s fraud or dishonesty; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) fails to reasonably perform the responsibilities of his position; (D) engages in misconduct that causes material harm to the reputation of the Company; or (E) materially breaches any term of this Agreement or written policy of the Company provided that if the Company provides written notice of Cause pursuant to (C) through (E), the Executive shall be given thirty (30) days from the date of such written notice to cure such conduct.  Whether or not such breach has been cured will be determined in the reasonable judgment of the Board.

(ii)           Upon Disability, Death or Without Cause.  At the election of the Company, Executive’s employment may be terminated without Cause: (A) should Executive become physically or mentally unable to perform his duties for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or for any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days (a “Disability”); (B) upon Executive’s death (“Death”); or (C) upon thirty (30) days’ written notice to Executive for any other reason or for no reason at all.

(b)        Termination at Executive’s Election.

(i)            For Good Reason.  At Executive’s election, Executive’s employment may be terminated for Good Reason (as defined below) by providing notice to the Company pursuant to Section 12 of this Agreement.  For purposes of this Agreement, “Good Reason” shall be deemed to exist if the following actions occur without Executive’s consent: (A) a material diminution in Executive’s Base Salary; (B) a material diminution in Executive’s authority, duties or responsibilities under this Agreement, provided that removal of Executive as a director of the Board, or as Chairman of the Executive Committee of the Board shall not constitute a breach of this Agreement or a material diminution of Executive’s authority, duties or responsibilities under this Agreement; or (C) any other action or inaction that constitutes a material breach of the terms of this Agreement by the Company.  In the event any of the occurrences in (A) through (C) above have occurred, the Company shall be given written notice by Executive of Executive’s intention to so terminate Executive’s employment, such notice: (i) to state in detail the particular acts or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, (ii)  to be given within sixty (60) days after the first occurrence of such acts or failures to act, and (iii) the Company shall have thirty (30) days following receipt of such notice to cure such acts or failures to act in all material respects.  If the Company has not cured such acts or failures to act within the thirty (30) day cure period, then the Executive’s employment shall be immediately terminated for Good Reason.

(ii)           Voluntary Resignation.  Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason whatsoever or for no reason at all in Executive’s sole discretion by giving (30) days written notice pursuant to Section 12 of this Agreement (“Voluntary Resignation”).

7.          Payments Upon Termination of Employment.

(a)       Termination for Cause, Resignation without Good Reason or Voluntary Resignation.  If, prior to the expiration of the Term, the Executive’s employment is terminated by the Board for Cause, upon resignation without Good Reason, or as a result of the Executive’s Voluntary Resignation, the Executive shall be entitled to the following amounts only: (A) payment of his Base Salary accrued up to and including the date of termination or resignation; (B) payment in lieu of any accrued but unused vacation time, in accordance with the Company’s vacation policy; (C) upon submission of required documentation, payment of any unreimbursed expenses in accordance with the Company’s business reimbursement policy; and (D) payments and benefits under any Company benefit plan, program or policy that Executive participated in during employment and paid pursuant to the terms of such plan, program or policy, which shall not be deemed to include any bonus (collectively, the “Accrued Obligations”).

(b)        Termination for Death or Disability.  If Executive’s employment is terminated for Death or Disability, Executive shall be entitled to receive the Accrued Obligations.

(c)        Termination for Reasons other than Death, Disability, Cause, Voluntary Resignation or in connection with a Change in Control.  If Executive’s employment is terminated at the Board’s election at any time for reasons other than Death, Disability, Cause, Voluntary Resignation or in connection with a Change in Control, Executive shall be entitled to receive the Accrued Obligations and, subject to Section 20, severance payments as follows: (i) (A) in the case of a termination by the Company without Cause, the greater of Executive’s Base Salary until the end of the Term or six (6) months of Executive’s Base Salary, to be paid in accordance with the Company’s standard payroll procedures, less applicable withholdings and deductions or (B) in the case of Executive’s termination for Good Reason, six (6) months of Executive’s Base Salary, to be paid in accordance with the Company’s standard payroll procedures, less applicable withholdings and deductions; (ii) a pro rata portion of the bonus payment awarded by the Company, if any, with respect to the year in which Executive’s employment is terminated based on the number of days worked by Executive in such year (the “Accrued Discretionary Bonus”); (iii) for a period that is the greater of six months or until the end of the Term, Executive’s health insurance, including but not limited to the Company’s medical and dental plans for the Executive and his family, shall be paid for by the Company; and (iv) to the extent unvested at the time of Executive’s termination of employment, immediate and full vesting of the Options following the Executive’s execution and delivery of a general release (that is no longer subject to revocation under applicable law). Subject to Executive’s execution and delivery of a general release (that is no longer subject to revocation under applicable law) of the Company, its parents, subsidiaries and affiliates and each of their respective officers, directors, employees, agents, successors and assigns in the form attached hereto as Exhibit A (the “General Release”) and compliance with the provisions of this Agreement, including without limitation Sections 8, 9, and 10, all payments under this Section 7(c) shall begin to be made within sixty (60) days following termination of employment, provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, payment will be made in the second calendar year after Executive’s execution and delivery of the General Release (that is no longer subject to revocation under applicable law) and provided that the Accrued Discretionary Bonus payment, if any, shall be made at the same time other executives receive their bonuses for the calendar year in which Executive’s employment is terminated.

(d)         Termination in Connection with a Change in Control.  Notwithstanding Section 7(c) above, if Executive’s employment is terminated by the Company without Cause (excluding due to a Death or Disability) or by Executive for Good Reason within twelve (12) months following a Change in Control (as defined below) and provided Executive has not been paid pursuant to Section 7(c) above, then Executive shall be entitled to the following payments and benefits: (i) the Accrued Obligations; (ii) subject to Section 19, a lump sum severance payment equal to twelve (12) months of Executive’s Base Salary; (iii) for a period that is equal to twelve (12) months, Executive’s health insurance, including but not limited to the Company’s medical and dental plans for the Executive and his family, shall be paid for by the Company; (iv) to the extent unvested at the time of Executive’s termination of employment, immediate and full vesting of the Options following Executive’s execution and delivery of a general release (that is no longer subject to revocation under applicable law); and (v) the Accrued Discretionary Bonus, if any.  Subject to Executive’s execution and delivery of the General Release (that is no longer subject to revocation under applicable law) and compliance with the provisions of this Agreement, including without limitation Sections 8, 9, and 10, all payments under this Section 7(d)(i) and (ii) shall be made within (60) days following termination of employment provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, payment will be made in the second calendar year after Executive’s execution and delivery of the General Release (that is no longer subject to revocation under applicable law) and provided that the Accrued Discretionary Bonus payment, if any, shall be made at the same time other executives receive their bonuses for the calendar year in which Executive’s employment is terminated.

(e)        Change in Control.  Change in Control” means and includes each of the following:

(i)          the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities, other than

(A)            an acquisition by a trustee or other fiduciary holding securities under any Employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any Employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(B)            an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(C)            an acquisition of voting securities pursuant to a transaction described in subsection (ii) below that would not be a Change of Control under subsection (ii).  Notwithstanding the foregoing, an acquisition of the Company’s securities by the Company that causes the Company’s voting securities beneficially owned by a person or group to represent more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities shall not constitute an “acquisition” by any person or group for purposes of this subsection (i).

(ii)         the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a merger, consolidation, reorganization, or business combination, a sale or other disposition of all or substantially all of the Company’s assets, in each case, other than a transaction where the stockholders of the Company immediately prior to such merger or consolidation own, directly or indirectly, more than 50% of the total combined voting power of the surviving entity’s outstanding securities having a right to vote in the election of directors immediately after such merger or consolidation.

(iii)        Notwithstanding the foregoing, the following events shall not constitute a “Change of Control”: (A) a reincorporation of the Company into another jurisdiction; or (B) a restructuring into holding company form.

(iv)        If the current Chairman of the Board of Directors is no longer serving in that capacity.

(f)         Termination of the Term.  If Executive’s employment terminates upon non-renewal of the Term by either Party as provided in Section 5, then Executive shall be entitled to the Accrued Obligations, if any.  In the event the Company is the party giving notice of non-renewal after the first Term, a severance payment equal to six (6) months of the Executive’s Base Salary shall be paid in accordance with the Company’s standard payroll procedures, less applicable withholdings and deductions.  In the event the Company is the party giving notice of non-renewal in any subsequent Term (after the first year), a severance payment equal to three (3) months of the Executive’s Base Salary shall be paid in accordance with the Company’s standard payroll procedures, less applicable withholdings and deductions. With the exception of the length of the severance period, if the Company is the party giving notice of non-renewal in any Term, the Termination of Term shall be treated as a termination without Cause and governed by the terms of Section 7(c), including the terms relating the timing of payments and the requirement that Executive sign a general release.

8.         Confidentiality Agreement.

(a)         Executive understands that during the Term, he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company or any of its parents, subsidiaries, divisions or affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets or equipment designs, including information disclosed to the Company or any of its Affiliated Entities by others under agreements to hold such information confidential (collectively, the “Confidential Information”).  Executive agrees to observe all policies and procedures of the Company and its Affiliated Entities concerning such Confidential Information.  Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Board in writing, except that he may disclose and use such information in the good faith performance of his duties for the Company.  Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of Executive or any representative of Executive.  Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

(b)         During Executive’s employment, upon the Board’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, blackberries or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control.

9.          Assignment of Intellectual Property.

(a)         Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment.  Executive agrees that the Company owns any such Creations conceived or made by Executive alone or with others at any time during his employment, and Executive hereby assigns and agrees to assign to the Company all moral or other rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable.  These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company.  The Company and Executive understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from his work at the Company.

(b)          In any jurisdiction in which moral rights cannot be assigned, Executive hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Executive may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit or other legal proceeding against the Company or any of its Affiliated Entities claiming that Executive’s moral rights to the Creations have been violated.

(c)           Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to his duties hereunder as having been made or acquired by Executive prior to his work for the Company, except for the matters, if any, described in Exhibit B to this Agreement.

(d)          During the Term, if Executive incorporates into a product or process of the Company or any of its Affiliated Entities anything listed or described in Exhibit B, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit same as part of or in connection with any product, process or machine.

(e)          Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations.  Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations.  Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

10.        Non-competition; Non-solicitation.

(a)                Throughout the period of Executive’s employment with the Company and for six (6) months following the termination thereof, the Executive will not, without the express written consent of an authorized representative of the Company, seek or accept employment within the Territory (as defined below) or enter into any other contractual or any other relationship with any entity that is either: (i) a Customer (as defined below); or (ii) in direct or indirect competition with the business of the Company as of the date of this Agreement.

(b)          During the Executive’s employment with the Company and for a period of six (6) months following the termination thereof, the Executive shall not, directly or indirectly on his own behalf or on behalf of any person, firm or corporation, or in any capacity whatsoever, solicit or accept business from any Customers of the Company.

(c)          During the Executive’s employment with the Company and for a period of twelve (12) months following the termination thereof, the Executive shall not, directly or indirectly on his own behalf or on behalf of any person, firm or corporation, or in any capacity whatsoever, encourage any Customer not to do business with the Company.

(d)          The Executive further agrees, for a period of twelve (12) months after termination of his employment with the Company, that he will not directly or indirectly hire, solicit or attempt to hire or solicit any employee of, or consultant to the Company, which employee or consultant had been rendering services to the Company at anytime within the twelve (12) month period immediately preceding the termination of his employment.

(e)           For purposes of this Agreement, the term “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit public, privately held, or owned by the United States government that is a business entity or individual with whom the Company has done business or with whom the Executive has actively negotiated with during the twelve (12) month period preceding the termination of his employment.

(f)            “Territory” shall mean (i) throughout the area comprising the Company’s market for its services and products with which area Executive was materially concerned during the twenty-four (24) month period prior to the termination of this Agreement; but if such area is determined by judicial action to be too broad, then it shall mean (ii) throughout North America, Europe and Asia.

(g)           The Executive agrees that in the event a court determines the length of time, territory or activities prohibited under this Agreement are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

11.        Representation and Warranty.  Executive represents and warrants to the Company that he is not subject to any non-competition provision of any other agreement restricting his ability fully to act hereunder.  Executive hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.

12.        Notice.  Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if personally delivered, if sent by nationally recognized overnight courier or if mailed by certified or registered mail, return receipt requested, first class postage prepaid, and addressed as follows:

(a)        If to Executive, to:
the address shown on the records of the Company.

(b)        If to the Company, to:
c/o Forward Industries, Inc.
3110 Main Street, Suite 400
Santa Monica, California 90405
Attention:  _____________

13.         Severability.  If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

14.        Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof.  This Agreement is intended to comply with the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed in a manner consistent with that intent.  Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in the State of New York.

15.         Waiver.  The waiver by either Party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.  The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.  Any waiver must be in writing.

16.         Mutual Release.

(a)           By signing this Agreement, Executive, as an individual and as Manager of RGJR Capital Partners LLC, acknowledges and agrees that the payments and arrangements described above are in lieu of and in full satisfaction of any amounts that might otherwise become due or payable to Executive under any agreement, contract, plan, policy or practice, past or present, of the Company, or any of its parents, subsidiaries, divisions, affiliates or predecessors.  Executive shall not be eligible to receive benefits under any employee benefit plans or compensation arrangements of the Company, or any of its parents, subsidiaries, divisions, affiliates or predecessors, other than as expressly set forth herein.    Executive further forever releases and discharges the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its or their employee benefit and/or pension plans or funds, and any of its or their past or present officers, directors, stockholders, agents, trustees, administrators, employees or assigns (whether acting as agents for such entities or in their individual capacities), (hereinafter collectively referred to as the “Company Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Executive ever had, now has or may have against any of the Company Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Effective Date except for the obligations of the Company under this Agreement.

(b)          By signing this Agreement, the Company agrees that it forever releases and discharges Executive for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the “Executive Releasees”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever relating to or arising from his services within the scope of his Consulting Agreement with the Company (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which the Company ever had, now have or may have against the Executive Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Effective Date.

17.        Assignment.  This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder.  Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns.

18.       Entire Agreement.  This Agreement (together with the Exhibits attached hereto) embodies all of the representations, warranties, and agreements between the Parties relating to Executive’s employment with the Company.  No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment.  This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment.  This Agreement may not be amended or modified except by a writing signed by the Parties.

19.        Injunctive Relief.  Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Sections 8, 9 and 10 may result in material irreparable injury to the goodwill of the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Sections 8, 9 and 10 of this Agreement.

20.        Code Section 409A Compliance.

(a)           The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) thirty (30) days from the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d)          For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

21.        Indemnification and Liability Insurance.  The Company shall indemnify and cover Executive under the Company’s directors’ and officers’ liability insurance during the Term in the same amount and to the same extent as the Company indemnifies and covers its other officers and directors.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date above.

FORWARD INDUSTRIES, INC.

By:
Name:
Title:
Agreed to and Accepted:

Robert Garrett, Jr.

EXHIBIT A

AGREEMENT AND RELEASE

Agreement and Release (“Agreement”) executed this ___ day of ______, 20__, by and between Robert Garrett, Jr. (“Executive”) with an address at ___________________ and Forward Industries, Inc., its parents, subsidiaries and affiliates (the “Company”) with an address at 3110 Main Street, Suite 400, Santa Monica, California 90405.

1.          Executive’s employment shall be terminated effective ________ (“Termination Date”).  As of that date, Executive’s duties, responsibilities, office and title shall cease.  Capitalized terms used without definition in this Agreement shall have the meanings set forth in the Employment Agreement by and between Executive and the Company, dated as of March __, 2012 (the “Employment Agreement”).

2.         (a)        If Executive’s employment terminates pursuant to Section 7(c) or 7(d) of the Employment Agreement, then on the later of sixty (60) days following the termination and the Release Effective Date, defined below, the Company shall pay to Executive the payments and benefits described in Section 7(c) or 7(d) of the Employment Agreement in accordance with the terms set forth in those Sections.

(b)        The Company and Executive agree that in the event that any of the payments in this Section 2 constitute deferred compensation within the meaning of Section 409(A) of the Code, and Executive is at such time a specified employee, such payment or payments that constitute nonqualified deferred compensation within the meaning of the Code shall not be made prior to the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of the “separation from service” of the Executive, and (B) thirty (30) days from the date of the Executive’s death (within the meaning of the Code).

3.          Executive agrees and acknowledges that the payments and/or benefits provided in Paragraph 2 above exceed any payments and benefits to which Executive would otherwise be entitled under any policy, plan, and/or procedure of the Company absent his signing this Agreement.  Executive acknowledges that he has been paid for work performed up to and including the Termination Date and for accrued but unused vacation.

4.             Executive shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of this Agreement.  Executive may accept this Agreement at any time within the twenty-one (21) day period by executing it before a notary and returning it to the Board at 3110 Main Street, Suite 400, Santa Monica, California 90405, no later than 5:00 p.m. on the twenty-first (21st) day after Executive’s receipt of this Agreement.  Thereafter, Executive will have seven (7) days to revoke this Agreement by stating his desire to do so in writing to the Board at the address listed above, and delivering it to the Board no later than 5:00 p.m. on the seventh (7th) day following the date Executive signs this Agreement.  The effective date of this Agreement shall be the eighth (8th) day following Executive’s signing of this Agreement (the “Release Effective Date”), provided the Executive does not revoke the Agreement during the revocation period.  In the event Executive does not accept this Agreement as set forth above, or in the event Executive revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the payment and/or benefits referred to in Paragraph 2 above, shall automatically be deemed null and void.

5.         (a)        In consideration of the payment and/or benefits referred to in Paragraph 2 above, Executive for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the “Releasors”), forever releases and discharges the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its and their employee benefit and/or pension plans and funds, and any and all of its and their past or present officers, directors, stockholders, managers, members, partners, agents, trustees, administrators, employees and assigns (whether acting as agents for such entities or in their individual capacities) (hereinafter collectively referred to as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against the Releasees or any of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Release Effective Date, except for the obligations of the Company under this Agreement.

(b)         Without limiting the generality of the foregoing subparagraph (a), this Agreement is intended to and shall release the Releasees from any and all claims arising out of Executive’s employment with Releasees and/or the termination of Executive’s employment, including but not limited to any claim(s) under or arising out of (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (iv) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (v) the California Fair Employment Practices and Housing Act; (vi) New York State and City Human Rights Laws; (viii) Section 806 of the Sarbanes Oxley Act of 2002; (vii) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (ix) the terms and conditions of Executive’s employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; and (x) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.

(c)         As a further consideration and inducement for this Agreement, to the extent permitted by law, Executive hereby waives and releases any and all rights under Section 1542 of the California Civil Code or any analogous state, local or federal law, statute, rule, order or regulation that Executive had or may have with respect to any of the Releasees.  California Civil Code Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as any that are now disclosed, arising prior to Executive’s execution of this Agreement.  This release does not extend to those rights, which as a matter of law cannot be waived, including but not limited to unwaivable rights Executive may have under the California Labor Code.  Nothing in this Agreement shall limit Executive’s right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a manner.

(d)           Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law.  Nevertheless, Executive understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Paragraphs 5(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

6.        (a)            Executive agrees that he has not and will not engage in any conduct that is injurious to the Company’s or any Releasee’s reputation or interest, including but not limited to publicly disparaging (or inducing or encouraging others to publicly disparage) the Company or any of the Releasees.

(b)           Executive acknowledges that he has returned to the Company any and all originals and copies of documents, materials, records, credit cards, keys, building passes, computers, blackberries and other electronic devices and other items in his possession or control belonging to the Company or containing proprietary information relating to the Company.

(c)           Executive acknowledges that the terms of Section 8, Confidentiality Agreement, Section 9, Assignment of Intellectual Property, and Section 10, Non-Solicitation of the Employment Agreement are incorporated herein by reference, and Executive agrees and acknowledges that he is bound by their terms.

7.         (a)           Executive will cooperate with the Company and/or its subsidiaries and affiliates and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Executive was involved or of which Executive has knowledge.  Pursuant to Section 21 of the Employment Agreement, the Company will indemnify Executive under the Company’s directors’ and officers’ liability insurance policy for claims arising out of Executive’s acts during the Term.

(b)          Executive agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to Executive’s employment with the Company, he will give prompt notice of such request to the Board, and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, provided that nothing herein shall prevent Executive from complying with the requirements of the law.

8.          Prior to public announcement, the terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Executive to any person or entity without the prior written consent of the Board, except if required by law, and to Executive’s accountants, attorneys, and spouse, provided that they agree to maintain the confidentiality of this Agreement.  Executive further represents that he has not disclosed the terms and conditions of this Agreement to anyone other than his attorneys, accountants and spouse.

9.          The making of this Agreement is not intended, and shall not be construed, as an admission that any of the Releasees has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Executive.

10.        The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

11.        Executive acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement; (c) he has been advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

12.         This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

13.         If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release and covenants provided for by Paragraphs 5 and/or 6 above is illegal, void or unenforceable, Executive agrees to execute a release, waiver and/or covenant that is legal and enforceable.  Finally, any breach of the terms of Paragraphs 5, 6, 7 and/or 8 above shall constitute a material breach of this Agreement as to which the Company may seek appropriate relief in a court of competent jurisdiction.

14.         This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof.  Actions to enforce the terms of this Agreement, or that relate to Executive’s employment with the Company shall be submitted to the exclusive jurisdiction of any state or federal court sitting in the State of New York.

15.         This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument of this Agreement.

16.         This Agreement (including any exhibits attached hereto) constitutes the complete understanding between the parties with respect to the termination of the Executive’s employment at the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.

[Signature page follows]

[Signature page to Agreement and Release]

Dated:
Robert Garrett, Jr.

FORWARD INDUSTRIES, INC.

By:		Date:
Name:
Title:

Exhibit B

Intellectual Property Prior to Employment

B-1

Exhibit C

Approval of Company Affiliations

1.      Arcadia Aviation

2.      YMCA of Greater New York

B-2